EXHIBIT 99.1

Success Entertainment Group International Announces financial results for the first quarter of 2020

Tulsa, Oklahoma - (Newsfile Corp. – July 6, 2020) – Success Entertainment Group International, Inc. (OTCQB: SEGN), today, announced its recently-filed unaudited financial results for the first quarter ended March 31, 2020.

• Revenue – We experienced a significant reduction in revenue for the first quarter as we wind down our overseas operations. The Company’s newly-acquired subsidiary, Renavotia Infratech ’s (RII) newly launched Medical Infrastructure division and the Company’s contracted acquisition of Utility Management Corp. is projected to add in excess of $5,000,000 in revenue alone for the full-year 2020.

• Total expenses – We expect to incur operational expenses in order to grow in certain areas such as new website development, social media programs and engagement, telemarketing and virtual events.  Furthermore, we plan to continue investing in product development and to recruit market specific talent and key management hires to achieve our growth objectives. With headcount expansion and planned growth, the increased expenses should be more than offset by the anticipated new revenue for 2020.

• Capital expenditures – We plan to grow our capex investments to enhance and expand our infrastructure and acquisition footprint over the next twenty-four (24) months.

• Tax rates – We expect our full-year 2020 tax rate will be in the high-teens; although, we may see fluctuations in our quarterly tax rate, depending on our financial results.

• Future Expansion – Our Personal Protective Equipment (PPE) & Medical Manufacturing division initial pilot program for PPE products generated sales of over $480,000.00 during the second quarter of 2020. RII continues to focus on ‘made in the USA’ products.  The company is pursuing partnerships and or participation in proposed manufacturing facilities in the U.S. RII has targeted four (4) primary PPE products: Gowns, Gloves, Mask and Disinfecting Cleaners.

In response to the current medical crisis and continuing need for these products both now and in the future, RII recently acquired data records and websites targeting telecommunication markets, health and wellness markets, and potential customers such as medical practitioners, pharmacies, health industry professionals, government and hospitals. This data should be a huge benefit to the Company and help expand its medical and utility infrastructure brands product marking websites and customer data bases. RII plans to launch these branded marketing websites to drive business and capture interested parties, to facilitate the organic growth in these vertical markets in the near future.

“As the country slowly emerges from the devastating effects of the last few months, we see growth opportunities in the underground utility, water/refuse management, smart city technology and medical infrastructure markets. We believe that our country’s path to recovery will be heavily focused in these vertical markets, creating substantial opportunities for Renavotio,” said Billy Robinson, CEO.

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First Quarter 2020 Operational and Other Financial Highlights

STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended March 31
	2020	2019

Revenue	$-	$111,807
Cost of Revenues	-	16,000
Gross Profit	-	95,807

Operating Expenses
General and administrative	99,274	190,145

Net Income (Loss) from Operation before Taxes	(99,274)	95,375

Provision for Income Taxes	-	1,037

Net Income (Loss)	$(99,274)	$(95,375)

Earnings (Loss) per Common Share-Basic and Diluted	$-	$-

Weighted Average Number of Common Shares Outstanding
Basic and diluted	75,135,000	75,000,000

Impact of COVID-19 on Outlook

Our business has been impacted by the COVID-19 pandemic and, like many companies, we are facing a period of uncertainty in terms of the world’s business outlook. However, this has created a unique opportunity for our PPE & Medical Manufacturing Divisions, and is beginning to open up new opportunities for our other two (2) infrastructure divisions. We expect our business performance could be impacted by issues beyond our control, including the duration and efficacy of shelter-in-place orders, the effectiveness of economic stimuli around the world, and the fluctuations of currencies relative to the U.S. dollar, among other factors.

ABOUT SUCCESS ENTERTAINMENT GROUP INTERNATIONAL INC. (SEGN)

Success Entertainment Group International Inc. (OTCQB: SEGN), plans to operate three (3) infrastructure and financial based models, Fiber optic, 5G and utility management, medical technology, and personal protective equipment (PPE) infrastructure products, e-commerce based organization, sharing platforms and database membership financial growth management. Such revenue streams may contribute viable and steady growth to the Company.

ABOUT RENAVOTIO INFRATECH (RII)

RII is a holding company focused on infrastructure opportunities including Medical, 5G, utility construction, utility management, IoT, water, waste management technology and related industries. RII initial targets along with recent medical protective gear are infrastructure companies with utility construction, consulting/operational agreements with small towns or county CO-OPS that operate their own water and sewer systems, providing long term savings utilizing smart utility monitoring and dedicated engineering and service personnel. These platforms capture utility data from hand-held GPS devices or in-place sensors, with planned use of drones to identify waste contamination, leak detection, and topographic underground utility installation planning.

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ABOUT UTILITY MANAGEMENT CORP

Utility Management Corp is a holding company focused on infrastructure, 5G, utility construction, utility management, IoT, water and waste management technology, and related industries. One subsidiary, Utility Management and Construction (UMCCO), is an engineering and smart utility management company that provides a one-stop solution for rural communities to reduce the consumption of electricity, natural gas and water utilities for commercial, industrial and municipal end users.  UMCCO’s unique approach creates immediate bottom line savings for clients, by providing the engineering, planning, permitting and installation through their second wholly-owned subsidiary, Cross-Bo Construction, specializing in water, sewer, Telcom, and 5G design and installation, establishing a long-term value proposition while also achieving respective sustainability goals.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release includes certain "forward-looking statements" under applicable US securities legislation. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable, are subject to known and unknown risks, uncertainties, and other factors which may cause the actual results and future events to differ materially from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to: general business, economic, competitive, political and social uncertainties; delay or failure to receive board, shareholder or regulatory approvals, where applicable and the state of the capital markets. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

IR Contact:
Success Entertainment Group International Inc.
Email Contact:  brobinson@renavotio.com
Telephone: +1 (504) 722-7402

Skyline Corporate Communications Group, LLC
Lisa Gray, Senior Account Manager

One Rockefeller Plaza, 10th Floor
New York, NY 10020
Office: (646) 893-5835
Email: lisa@skylineccg.com

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